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                                                                    EXHIBIT 99.1

            [LETTERHEAD OF INTERMEDIA COMMUNICATIONS APPEARS HERE]


                                                 NEWS RELEASE


                                               CONTACTS:  Chris Brown
                                                          Senior Vice President,
                                                           Investor Relations
                                                          813/829-2408

                       INTERMEDIA ANNOUNCES COMMENCEMENT
                             OF PRIVATE OFFERINGS


TAMPA, FL (October 24, 1997) - Intermedia Communications Inc. (Nasdaq/NM: ICIX) today announced the commencement of two concurrent private offerings of its securities, to be resold by the initial purchasers pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended. The Company will offer $250 million of Senior Notes, with an overallotment option of $35 million, and $175 million liquidation preference of Depositary Shares, each representing a one-hundredth interest in a share of the Company's Series E Junior Convertible Preferred Stock, with an overallotment option of $43.75 million.

The net proceeds from the offering of the Depositary Shares will be used by the Company to finance the continued expansion of the Company's telecommunications' networks, including but not limited to, network electronics, such as local/long distance voice and data switches, and for general corporate purposes, including working capital. The net proceeds from the offering of the Senior Notes will be used to fund up to 80% of the cost of acquisition or construction by the Company of telecommunications-related assets. A portion of the Company's expansion may occur through acquisitions (utilizing cash or securities of the Company) as an alternative to direct investments in the assets required to implement the expansion.

The Senior Notes and the Depositary Shares to be sold in the offerings will not be and have not been registered under the Securities Act or any state securities or blue sky laws, and may not be offered or sold in the United States or in any state thereof absent registration or an applicable exemption from the registration requirements of such laws.

Intermedia Communications is one of the nation's fastest growing telecommunications companies, providing integrated telecommunications solutions to business and government customers. These solutions include voice and data, local and long distance, and advanced network access services in cities throughout the eastern United States. Intermedia's enhanced data portfolio, including frame relay networking, ATM, and a full range of business Internet connectivity and web hosting services, offers seamless end-to-end service virtually anywhere in the world.

Intermedia, headquartered in Tampa, Florida, with sales offices in over 40 cities in the eastern U.S., trades on the Nasdaq Stock Market's National Market under the symbol ICIX. Intermedia is on the World Wide Web at http://www.icix.net.

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